Exhibit 10.46.1
AMENDMENT TO
STEVEN A. MUSELES
EMPLOYMENT AGREEMENT
     THIS AMENDMENT TO THE EMPLOYMENT AGREEMENT (“Amendment”) is made, effective as of December 31, 2008, by and between CapitalSource Inc., a Delaware corporation (the “Company”), and Steven A. Museles (the “Executive”).
Recitals:
     WHEREAS, the Executive and the Company previously entered into the Employment Agreement, effective as of February 1, 2007 (the “Employment Agreement”); and
     WHEREAS, the Executive and the Company desire to amend the Employment Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.
Agreement:
     NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which the Executive acknowledges, the Company and the Executive, intending to be legally bound, agree as follows:
          1. Section 9(d) of the Employment Agreement is hereby amended by adding a new sentence at the end of said Section 9(d) to read as follows:
“The Executive will forfeit all rights to the Severance Payments if the Executive fails to execute and deliver the release within 30 days of delivery of the release to the Executive. ”
          2. Section 9(g) of the Employment Agreement is hereby deleted in its entirety and amended and restated to read as follows:
“(g) Section 409A. To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and preserve to the maximum extent possible the original intent and economic benefit to the Executive and the Company, and the parties shall promptly execute any amendment reasonably necessary to implement this Section 9(g).
               (i) For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement including, without limitation, each severance payment and COBRA continuation reimbursement shall be treated as a right to receive a series of separate and distinct payments.
               (ii) The Executive will be deemed to have a Date of Termination for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Code Section 409A.
               (iii) Notwithstanding any other provision of this Agreement to the contrary, if at the time of the Executive’s separation from service, (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such separation from service to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (“the Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period (or upon the Executive’s death, if earlier), together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided. To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefit during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.
               (iv) (A) Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, (B) any right to reimbursement or in kind benefits will not be subject to liquidation or exchange for another benefit, and (C) the amount of the expenses eligible for reimbursement during any taxable year will not affect the amount of expenses eligible for reimbursement in any other taxable year.
               (v) Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
          3. The fourth sentence of Section 10(b) of the Employment Agreement is hereby amended and restated to read as follows:
“Any Gross-Up Payment, as determined pursuant to this Section 10 shall be paid by the Employer to the Executive within five days of receipt of the Accounting Firm’s determination, but in no event later than the end of the taxable year following the taxable year in which the related taxes are remitted by the Executive.”
          4. The next to last sentence in Section 25, definition of “Good Reason” is hereby deleted and the following two sentences are inserted to at the same place to read as follows:
“In order to invoke a termination for Good Reason, the Executive must deliver a written notice of such breach to the Employer within 60 days of the occurrence of the breach which shall have 30 days to cure the breach. In order to terminate his employment, if at all, for Good Reason, Executive must terminate employment within 30 days of the end of the cure period if the breach has not been cured.”
          5. The provisions of this Amendment may be amended and waived only with the prior written consent of the parties hereto. This Amendment may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.
          6. Except as set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment on the date first written above.

CAPITALSOURCE INC.
By:	/s/ DEAN C. GRAHAM
	Name:	Dean C. Graham
	Title:	President and Chief Operating Officer

EXECUTIVE
By:	/s/ STEVEN A. MUSELES
Steven A. Museles

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